WAFERGEN BIO-SYSTEMS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A-1 AND SERIES A-2 CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTIONS 78.195 AND 78.1955 OF THE
NEVADA REVISED STATUTES

WaferGen Bio-systems, Inc., a Nevada corporation (the “Corporation”), in accordance with the provisions of Sections 78.195 and 78.1955 of the Nevada Revised Statutes does hereby certify that the following resolution was duly adopted by the Board of Directors of the Corporation as of May 26, 2011:

RESOLVED, that the Board of Directors of the Corporation pursuant to authority expressly vesting in it by the provisions of the Amended and Restated Articles of Incorporation of the Corporation, hereby authorizes the issuance of two series of Preferred Stock designated as the Series A-1 Convertible Preferred Stock, par value $0.001 per share and the Series A-2 Convertible Preferred Stock, par value $0.001 per share, of the Corporation and hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Amended and Restated Articles of Incorporation of the Corporation which are applicable to the Preferred Stock of all classes and series) as follows:

SERIES A-1 AND A-2 CONVERTIBLE PREFERRED STOCK

Section 1.   Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(c).

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6(d)(iii).

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security prior to 4:00 p.m., New York City time, on the principal securities exchange or trading market where such security is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by the Required Holders and the Corporation), or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no last trade price is reported for such security by Bloomberg, L.P., the average of the bid prices of any market makers for such security as reported on the OTC Pink Market by OTC Markets Group, Inc.  If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Corporation.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of the Corporation or the subsidiaries of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall mean $0.52 with respect to each share of Series A-1 Preferred Stock and $0.57  with respect to each share of Series A-2 Preferred Stock, in each case as adjusted pursuant to paragraph 7 hereof.

“Conversion Ratio” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof.

“Daily Failure Amount” means the product of (x) .005 multiplied by (y) the Closing Sale Price of the Common Stock on the applicable Share Delivery Date.

“DWAC Delivery” shall have the meaning set forth in Section 6(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” shall have the meaning set forth in Section 7(b).

“Group” shall have the meaning set forth in Section 6(c).

“Holder” means any holder of Series A Preferred Stock.

“Issuance Date” means the date of the “Closing” as defined in that certain Purchase Agreement, dated as of May 25, 2011, by and among the Corporation and the investors signatory thereto.

“Junior Securities” shall have the meaning set forth in Section 5(a).

“NGCL” shall mean the Nevada General Corporation Law.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Permitted Repurchases” shall mean: (a) the repurchase by the Corporation of shares of Common Stock held by employees, directors or consultants of the Corporation or its subsidiaries pursuant to the terms of stock option, restricted stock or similar agreements governing the grant of equity to any such Persons under which the Corporation has the option to repurchase such shares  (i) upon the occurrence of certain events, such as the termination of employment or services of the holder of such shares, or (ii) at any price pursuant to the Corporation’s exercise of a right of first refusal to repurchase such shares, up to an aggregate amount not to exceed $100,000 in any 12 month period for any such repurchases pursuant to this clause (a); or (b) the acquisition by the Corporation of securities of the Corporation pursuant to “cashless exercise”, “net exercise” or similar provisions pursuant the terms of the Corporation’s options, warrants or other securities. For the avoidance of doubt, the issuance of shares of Common Stock or the payment of cash by the Corporation upon the exercise of any put, redemption or similar right currently held by investors in the Corporation’s Malaysian subsidiary, WaferGen Biosystems (M) Sd. Bhd. in accordance with the written terms thereof as of the date hereof, shall not be prohibited by any terms of this Certificate of Designation.

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Required Holders” means Holders of not less than sixty seven percent (67%) of the then outstanding Series A Preferred Stock.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock Register” shall have the meaning set forth in Section 2(b).

“Share Delivery Date” shall have the meaning set forth in Section 6(d).

“Stated Value” shall mean, with respect to each share of Series A-1 Preferred Stock, $5.20 and with respect to each share of Series A-2 Preferred Stock, $5.70, plus in each case an amount equal to any accrued (whether or not declared) or declared, but unpaid dividends on such share of Series A Preferred Stock.

“Successor Entity” shall have the meaning set forth in Section 7(b).

“Successor Stock” shall have the meaning set forth in Section 7(b).

“Trading Day” means a day on which the Common Stock is traded for any period on the principal securities exchange or if the Common Stock is not traded on a principal securities exchange, on a day that the Common Stock is traded on another securities market on which the Common Stock is then being traded.

Section 2.   Designation, Amount and Par Value; Assignment.

a)           The series of preferred stock designated by this Certificate of Designation shall be designated as the Corporation’s Series A Convertible Preferred Stock, consisting of 4,500,000 shares of Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”) and 4,500,000 shares of Series A-2 Convertible Preferred Stock (the “Series A-2 Preferred Stock”, and collectively with the Series A-1 Preferred Stock, the “Series A Preferred Stock (which shall not be subject to increase without the written consent of the Required Holders). Each share of Series A Preferred Stock shall have a par value of $0.001 per share.

b)           The Corporation shall register shares of the Series A Preferred Stock, upon records to be maintained by the Corporation for that purpose (the “Series A Preferred Stock Register”), in the name of the Holders thereof from time to time.  The Corporation may deem and treat the registered Holder of shares of Series A Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes.  The Corporation shall register or cause the Corporation’s transfer agent to register the transfer of any shares of Series A Preferred Stock in the Series A Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Corporation at its principal place of business.  Upon any such registration or transfer, a new certificate evidencing the shares of Series A Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days.

Section 3.   Dividends.

a)           The holders of shares of Series A Preferred Stock shall be entitled to receive, as, when, and if declared by the Board of Directors, out of funds legally available therefor, dividends through November 27, 2014 at an annual rate equal to 5% of the Stated Value per share for each of the then outstanding shares of Series A Preferred Stock, calculated on the basis of a 360-day year consisting of twelve 30-day months, compounding quarterly.  Such dividends shall begin to accrue and shall accumulate (to the extent not otherwise declared and paid as set forth above) on each share of Series A Preferred Stock, from the date of issuance of such share of Series A Preferred Stock, whether or not declared.

b)           So long as any shares of Series A Preferred Stock are outstanding, the Corporation may not, at any time declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for a sinking fund for the redemption of, any Common Stock or other Junior Securities unless in each case full dividends as provided in Section 3(a) on all outstanding shares of the Series A Preferred Stock have been paid or (in the case of current dividends) declared and set aside for payment, provided, however, that the foregoing shall not restrict the Corporation’s Permitted Repurchases.

Section 4.   Voting Rights.  Except as otherwise provided herein or as otherwise required by the NGCL, the Series A Preferred Stock shall have no voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Required Holders, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation, (b) increase the number of authorized shares of Series A Preferred Stock, (c) effect a stock split or reverse stock split of the Series A Preferred Stock or any like event, (d) offer or sell following the date hereof any debt securities of the Corporation or any preferred stock of the Corporation (other than shares of Series A Preferred Stock in connection with the conversion of convertible notes of the Corporation issued on the date hereof) or any security convertible into or exercisable for preferred stock of the Corporation, (e) declare or pay dividends on, or make distributions with respect to, any capital stock of the Corporation, or (f) enter into any agreement with respect to any of the foregoing.

Section 5.   Rank; Liquidation.

a)           The Series A Preferred Stock shall rank (i) senior to all of the Common Stock; and (ii) senior to any class or series of capital stock of the Corporation hereafter created (“Junior Securities”), in each case, as to dividend rights, and distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily.

b)           Upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each holder of shares of Series A Preferred Stock shall be entitled to receive, in preference to any distributions of any of the assets or surplus funds of the Corporation legally available for distribution to the holders of the Common Stock and Junior Securities, an amount equal to the greater of (i) the Stated Value per share, with respect to each share of Series A Preferred Stock and (ii) an amount per share of Series A Preferred Stock, with respect to each share of Series A Preferred Stock, equal to the amount which the holder thereof would be entitled upon liquidation, dissolution or winding up of the Corporation had such share of Series A Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution or winding up.

Section 6.   Conversion.

a)           Conversions at Option of Holder.  Each share of Series A Preferred Stock shall be convertible, at any time and from time to time from and after the Issuance Date, at the option of the Holder thereof, into a number of shares of Common Stock equal to the Conversion Ratio in effect at the time of such conversion. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed and executed.  Other than a conversion following a Fundamental Transaction or following a notice provided for under Section 7(e)(ii) hereof, the Notice of Conversion must specify at least a number of shares of Series A Preferred Stock to be converted equal to the lesser of (x) 100 shares (such number subject to appropriate adjustment following the occurrence of an event specified in Section 7(a) hereof) and (y) the number of shares of Series A Preferred Stock then held by the Holder.  Provided the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program and the applicable Conversion Shares are registered for resale under the Securities Act or may be resold without restriction under Rule 144 of the Securities Act, the Notice of Conversion may specify, at the Holder’s election, whether the applicable Conversion Shares shall be credited to the account of the Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission system (a “DWAC Delivery”).  The “Conversion Date”, or the date on which a conversion shall be deemed effective, shall be defined as the Trading Day that the Notice of Conversion, properly completed and executed, is received by facsimile or tangible delivery during regular business hours by, the Corporation (or the first Trading Day after receipt of the Notice of Conversion if received on a day that is not a Trading Day); provided that the original certificate(s) representing such shares of Series A Preferred Stock being converted, duly endorsed, and the accompanying Notice of Conversion, are received by the Corporation within two (2) Trading Days thereafter.  In all other cases, the Conversion Date shall be defined as the Trading Day on which the original stock certificate(s) representing the Series A Preferred Stock being converted, duly endorsed, and the properly completed and executed Notice of Conversion are received by the Corporation (or the first Trading Day after receipt of such stock certificate(s) and the Notice of Conversion if received on a day that is not a Trading Day).  The calculations set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

b)           Conversion Ratio.  The “Conversion Ratio” for each share of Series A Preferred Stock shall be equal to the Stated Value divided by the Conversion Price.

c)           Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Corporation shall not effect any conversion of the Series A Preferred Stock, and a Holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that, after giving effect to an attempted conversion set forth on an applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission, including any “group” (a “Group”) of which the Holder is a member) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation (as defined below); provided, however, that the Beneficial Ownership Limitation shall not apply with respect to the issuance of shares of Common Stock upon conversion of Series A Preferred Stock in connection with, and immediately prior to the consummation of, a Fundamental Transaction in which the Corporation is not the Surviving Entity to the extent that the number of shares beneficially owned in the Successor Entity by the Holder, its Affiliates and any Group of which the Holder is a member immediately following consummation of such Fundamental Transaction would not exceed 9.985% of any class of equity securities of a publicly-traded Successor Entity.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock subject to the Notice of Conversion with respect to which such determination is being made as well as all Common Stock Equivalents beneficially owned by Holder and its Affiliates, but shall exclude the number of shares of Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series A Preferred Stock beneficially owned by such Holder or any of its Affiliates, and (B) exercise or conversion of the unexercised or unconverted portion of any other Common Stock Equivalents beneficially owned by such Holder or any of its Affiliates that are subject to a limitation on conversion or exercise similar to the limitation contained herein.  Except as set forth in the preceding sentence, for purposes of this Section 6(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission.  For purposes of this Section 6(c), it is understood that the number of shares of Common Stock beneficially owned by each Holder shall be aggregated with each other Holder for purposes of Section 13(d) of the Exchange Act.  For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (A) the Corporation’s most recent periodic or annual filing with the Commission, as the case may be, (B) a more recent public announcement by the Corporation that is filed with the Commission or (C) a more recent notice by the Corporation or the Corporation’s transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding.  Upon the written request of a Holder (which may be by electronic mail), the Corporation shall, within three (3) Trading Days thereof, confirm in writing to such Holder (which may be by electronic mail) the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Corporation, including shares of Series A Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Holder. The “Beneficial Ownership Limitation” shall be 9.985% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Conversion (to the extent permitted pursuant to this Section 6(c)).  The Corporation shall be entitled to rely on representations made to it by a Holder in any Notice of Conversion regarding its Beneficial Ownership Limitation.

d)           Mechanics of Conversion

i.      Delivery of Certificate or Electronic Issuance Upon Conversion. In the case of a DWAC Delivery of Conversion Shares, the Corporation shall electronically transfer such Conversion Shares by crediting the account of the Holder’s prime broker with DTC through its DWAC system not later than three Trading Days after the applicable Conversion Date, and, if the Holder requests the issuance of physical certificate(s), the Corporation shall deliver, or cause to be delivered, to the converting Holder a physical certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Series A Preferred Stock not later than two Trading Days after the applicable Conversion Date (such date, as applicable, being the “Share Delivery Date”).    If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion, in whole or in part (but only in whole Series A Preferred Stock increments), by written notice (“Notice of Rescission”) to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares stated in the Notice of Conversion, as applicable, in which event the Corporation shall promptly return to such Holder any original Series A Preferred Stock certificate delivered to the Corporation, or in the case of a partial rescission, a Series A Preferred Stock certificate, which represents the shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock rescinded by the Holder pursuant to the Notice of Rescission, and such Holder shall promptly return to the Corporation any Conversion Shares or otherwise direct the return of any Conversion Shares delivered to the Holder through the DWAC system, representing the shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock rescinded by the Holder pursuant to the Notice of Rescission.

ii.      Obligation Absolute.  Subject to Section 6(c) hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6(d)(i) above, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock effected in accordance with Section 6(a) and the other terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares.  Subject to Section 6(c) hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6(d)(i) above, in the event a Holder shall elect to convert any or all of its Series A Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless (i) an injunction from a court, issued only after Holder shall have received notice and an opportunity to appear in the relevant proceeding, restraining and/or enjoining conversion of all or part of the Series A Preferred Stock of such Holder shall have been sought and obtained, and (ii) the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the value of the Conversion Shares into which would be converted the Series A Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute.  In the absence of such injunction, the Corporation shall, subject to Section 6(c) hereof and subject to Holder’s right to rescind a Notice of Conversion pursuant to Section 6(d)(i) above, issue Conversion Shares upon an election by a Holder to convert properly made pursuant to Section 6(a) hereof.  If the Corporation fails to deliver to such Holder such certificate or certificates, or electronically deliver (or cause its transfer agent to electronically deliver) such shares in the case of a DWAC Delivery, pursuant to Section 6(d)(i) on or prior to the fifth (5th) Trading Day after the Share Delivery Date applicable to such conversion (other than a failure caused by incorrect or incomplete information provided by Holder to the Corporation), then, unless the Holder has rescinded the applicable Notice of Conversion in whole pursuant to Section 6(d)(i) above, the Corporation shall pay (as liquidated damages and not as a penalty) to such Holder an amount payable, at the Corporation’s option, either (a) in cash or (b) in shares of Common Stock that are valued for these purposes at 90% of the Closing Sale Price on fifth (5th) Trading Day after the Share Delivery Date, in each case equal to the product of (x) the number of Conversion Shares less any shares of Series A Preferred Stock subject to a partial rescission pursuant to Section 6(d)(i) required to have been issued by the Corporation on such Share Delivery Date, (y) an amount equal to the Daily Failure Amount and (z) the number of Trading Days actually lapsed after such fifth (5th) Trading     Day after the Share Delivery Date during which such certificates have not been delivered, or, in the case of a DWAC Delivery, such shares have not been electronically delivered; provided, however, the Corporation may pay Holder in shares of Common Stock only up to such amount of shares of Common Stock such that Holder and any other persons or entities whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any Group of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) shall not collectively beneficially own greater than the Beneficial Ownership Limitation.  Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares less any shares of Series A Preferred Stock subject to a partial rescission pursuant to Section 6(d)(i) within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iii.      Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion.  If the Corporation fails to deliver to a Holder the applicable certificate or certificates or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6(d)(i) (other than a failure caused by incorrect or incomplete information provided by Holder to the Corporation), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares less any shares of Series A Preferred Stock subject to a partial rescission pursuant to Section 6(d)(i) which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased pursuant to such Buy-In exceeds (y) the product of (1) the number of shares of Common Stock subject to such Buy-In multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(d)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice, within five (5) Trading Days after the occurrence of a Buy-In, indicating the amounts payable to such Holder in respect of such Buy-In together with applicable confirmations and other evidence reasonably requested by the Corporation.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms hereof; provided, however, that the Holder shall not be entitled to both (i) require the reissuance of the shares of Series A Preferred Stock submitted for conversion for which such conversion was not timely honored and (ii) receive the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(d)(i).

iv.      Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments of Section 7) upon the conversion of all outstanding shares of Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the then outstanding shares of Series A Preferred Stock (including as a result of any adjustments pursuant to Section 7 hereof), the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

v.      Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series A Preferred Stock.  As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Corporation shall, in lieu of exercising a fractional share, pay cash equal to the product of such fraction multiplied by the Conversion Price.

vi.      Transfer Taxes.  The issuance of certificates for shares of the Common Stock upon conversion of the Series A Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the registered Holder(s) of such shares of Series A Preferred Stock and the Corporation shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

e)          Status as Stockholder.  Effective as of each Conversion Date, (i) the shares of Series A Preferred Stock being converted shall be deemed converted into shares of Common Stock and (ii) the Holder’s rights as a holder of such converted shares of Series A Preferred Stock shall cease and terminate, excepting only the right to receive certificates evidencing such shares of Common Stock, or electronic delivery of such shares in the case of DWAC Delivery, and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation.  In all cases, the Holder shall retain all of its rights and remedies for the Corporation's failure to convert Series A Preferred Stock.

Section 7.   Certain Adjustments.

a)           Stock Dividends and Stock Splits.  If the Corporation, at any time while the Series A Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of the Series A Preferred Stock) with respect to the then outstanding shares of Common Stock; (B) subdivides outstanding shares of Common Stock into a larger number of shares; or (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the Conversion Price then in effect shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event (excluding any treasury shares of the Corporation).  Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination.

b)           Fundamental Transaction. The term “Fundamental Transaction” shall mean the occurrence of any of the following at any time while this Series A Preferred Stock is outstanding: (A) the Corporation, directly or indirectly, in one or more related transactions, effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation, directly or indirectly, in one or more related transactions, effects any sale of all or substantially all of its assets in one transaction or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which all of the Common Stock is exchanged for or converted into other securities, cash or property or (D) the Corporation, directly or indirectly, in one or more related transactions, effects any reclassification of the Common Stock or any compulsory share exchange (other than as a result of a dividend, subdivision or combination covered by Section 7(a) above) pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property.  Upon or following the occurrence of any Fundamental Transaction, each share of Series A Preferred Stock shall thereafter be convertible into the kind and amount of securities, cash or other property which a Holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Preferred Stock immediately prior to such Fundamental Transaction would have been entitled to receive pursuant to such Fundamental Transaction (without regard to any limitation in Section 6(c) on the conversion of Series A Preferred Stock). The Corporation shall make an appropriate adjustment to the Conversion Price following a Fundamental Transaction based on a reasonable determination of the amount and relative value of the securities, cash or other property issuable in respect of one share of Common Stock in such Fundamental Transaction. If holders of Common Stock are given any choice as to the securities, cash or other property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the securities, cash or other property it receives upon any conversion of this Series A Preferred Stock following such Fundamental Transaction.  Except as provided in Section 7(c), to the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation designating a class of preferred stock (“Successor Stock”) with substantially same terms and conditions as the Series A Preferred Stock, and the Series A Preferred Stock shall be exchanged for or converted into shares of Successor Stock at a rate such that each share of Series A Preferred Stock will be entitled to receive, upon conversion of the Successor Stock issued with respect thereto (without regard to any limitations on the conversion of such shares of Successor Stock), the number or amount of securities, cash or other property as is consistent with the provisions of this Section 7(b). Except as provided in Section 7(c), the Corporation shall cause any successor entity (as well as its parent) in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 7(b) pursuant to written agreements in form and substance approved by the Required Holders (which approval may not be unreasonably withheld or delayed) prior to such Fundamental Transaction. The Corporation shall cause to be delivered to each Holder, at its last address as it shall appear upon the stock books of the Corporation, written notice of any Fundamental Transaction at least 10 calendar days prior to the date on which such Fundamental Transaction is expected to become effective or close.

c)           Notwithstanding the provisions of Section 7(b), a publicly-traded Successor Entity shall not be required to (A) issue shares of its preferred stock to any Holder or (B) assume the obligations of the Corporation under this Certificate of Designation, if no Holder, its Affiliates and any Group of which a Holder is a member would, following consummation of a Fundamental Transaction with such Successor Entity and assuming conversion of all Series A Preferred Stock beneficially owned by them, beneficially own more than 9.985% of any class of equity securities of such Successor Entity.

d)           Calculations.  All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

e)           Notice to the Holders.

i.      Adjustment to Conversion Price.  Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.      Other Notices.  If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock (other than a dividend covered by Section 7(a)), (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock (other than Permitted Repurchases or any redemptions effected pursuant to the terms of any Warrants issued by the Corporation), (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be delivered to each Holder at its last address as shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 8.   Miscellaneous.

a)           Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by confirmed electronic mail or facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at its principal place of business, to the attention of the Chief Executive Officer of the Corporation, or such other electronic mail address, facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section.  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by confirmed electronic mail or facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the electronic mail address, facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via confirmed electronic mail or facsimile, or (ii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)           Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages on the shares of Series A Preferred Stock at the time, place, and rate, and in the coin or currency, prescribed in Section 6(d)(ii) herein.

c)           Lost or Mutilated Series A Preferred Stock Certificate.  If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, reasonably satisfactory to the Corporation and, in each case, customary and reasonable indemnity, if requested.  Applicants for a new certificate under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Corporation may prescribe.

d)           Waiver.  Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation.  Any waiver by the Corporation or a Holder must be in writing.  Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the Holders granted hereunder may be waived as to all shares of Series A Preferred Stock (and the Holders thereof) upon the written consent of the Required Holders, unless Holders of a higher percentage of shares of Series A Preferred Stock is required by the NGCL, in which case the written consent of the Holders of not less than such higher percentage shall be required.

e)           Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

f)           Benefit of Holders.  The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

g)           Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)           Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i)           Status of Converted Series A Preferred Stock.  If any shares of Series A Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

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